UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 N. Simon Circle Anaheim, California		92806
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 24, 2012, DDi Corp. (the “Company”) held a special meeting of stockholders. The Company solicited proxies with respect to three proposals. The results of the voting were as follows:

Proposal 1: Adoption of the Agreement and Plan of Merger, dated as of April 3, 2012 (“Merger Agreement”), by and among Viasystems Group, Inc., a Delaware corporation, Victor Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Viasystems, and DDi Corp., as such agreement may be amended from time to time.

This proposal was approved with the following vote:

For	Against	Abstain	Broker Non-Vote
15,667,732	314,668	17,645	0

Proposal 2: Approval of the adjournment of the special meeting of DDi Corp.’s stockholders to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

In light of the fact that Proposal 1 was approved, it was not necessary to vote on Proposal 2. Final results of votes solicited for Proposal 2 were:

For	Against	Abstain	Broker Non-Vote
14,936,837	1,042,717	20,491	0

Proposal 3: Approval, on an advisory (non-binding) basis, of certain compensation that may be paid or become payable to DDi Corp.’s named executive officers in connection with the merger.

This proposal was approved with the following vote:

For	Against	Abstain	Broker Non-Vote
12,322,567	3,287,861	389,617	0

Item 8.01.	Other Events.

On May 24, 2012, the Company issued a press release announcing that the Company’s stockholders had approved the adoption of the proposed merger agreement among the Company, Viasystems Group, Inc. and Victor Merger Sub Corp. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: May 24, 2012
	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 24, 2012